EXHIBIT 99.1


Addison-Davis Diagnostics, Inc. Announces Federal Agency Distribution Agreement

WESTLAKE VILLAGE, Calif., Mar 22, 2006 Addison-Davis Diagnostics, Inc. is pleased to announce the signing of a distribution agreement with K&E Logistics & Services to make its DrugStop product available to the United States Federal Government via the General Service Administration (GSA) Federal Supply Schedule programs. Management views this as a major step forward in product marketing by aligning itself with a fully-functioning outsourced government contracting service department without internal financial overhead burden. We believe that this opens a marketing segment that the Company has had on its radar for some time and now has the opportunity to pursue. With more than 15 years of experience, K&E Logistics & Services provides already-established relationships with key government purchasing and procurement personnel.

About Drugstop:

Food and Drug Administration ("FDA") 510(k) cleared, DrugStop is a completely self-contained and self-regulating, on-site drug testing product that uses a rapid immunoassay for the qualitative detection of drug metabolites in urine. Drugstop eliminates specimen exposure, reduces the chances of complications in handling, and is the only test available that does not require processing once the sample is collected. Drugstop is designed for human resource professionals for testing a number of different types of drugs including amphetamines, cocaine, opiates, phencyclidine, and cannabinoids.

About K&E Logistics and Services:

K&E Logistics & Services is a full-service government contract consulting organization, specializing in GSA Schedule acquisition. K&E has 15 years experience marketing goods and services to all levels of government. They offer a variety of bid, proposal, administration and support service plans in addition to product Distribution and Representation agreements. Their access to Federal Procurement Agencies includes, but is not limited to, Defense Logistics Agency
(DLA), Department of Defense EMALL (DOD EMALL), United States Postal Service
(USPS) and Naval Electronic Commerce Online (NECO).

About Addison-Davis:

Addison-Davis is currently focused on supplying quick response diagnostic tests for drugs of abuse that are user friendly, produce fast simple results and are less costly, less problematic and less time consuming through the use of its technology to healthcare professionals, governmental agencies and the workplace environment for drugs-of-abuse. For more information about Addison Davis Diagnostics, Inc visit: http://www.addisondavis.com

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause the results of Addison-Davis Diagnostics, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in the reports filed by Addison-Davis Diagnostics, Inc. with the Securities and Exchange Commission. Addison-Davis Diagnostics, Inc. assumes no obligation and does not intend to update these forward-looking statements.